eWellness Healthcare Corporation

(Formerly Dignyte, Inc.)

(A Development Stage Enterprise)

Pro-Forma Condensed Consolidated Balance Sheet

December 31, 2013

(unaudited)

	eWellness
	Healthcare	eWellness	Pro-Forma		Pro-Forma
	Corporation	Corporation	Adjustments		Consolidated
ASSETS

Current assets:
Cash	$100	$-	$62,761	a	$155,115
			130,000	b
			(37,746)	c
Restricted Cash	62,761	$-	(62,761)	a	-
Prepaid expenses	-	4,770	-		4,770
Total Current Assets	62,861	4,770	92,254		159,885

Property and equipment, net	-	4,074	-		4,074

Total Assets	$62,861	$8,844	$92,254		$163,959

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,389	$-	$-		$3,389
Accounts payable - related party	40,893	-	-		40,893
Notes Payable	-	-	130,000	b	130,000
Total current liabilities	44,282	-	-		174,282

Total Liabilities	44,282	-	130,000		174,282

Common shares subject to redemption	65,290	-	(65,290)	e	-

Stockholders’ equity:
Preferred stock, authorized, 10,000,000 shares, $.001 par value, 0 shares issued and outstanding	-	-	-		-
Common stock, authorized, 100,000,000 shares, $.001 par value, 10,000,000 shares issued and outstanding	10,000	9,000	(10,000)	d	14,879
			(9,000)	d
			14,200	d
			679	e
Additional paid in capital	7,038	561,538	10,000	d	630,949
			9,000	d
			(14,200)	d
			(7,038)	d
			64,611	e
Accumulated deficit (during development stage)	(63,749)	(561,694)	(37,746)	c	(656,151)
			7,038	d
Total Stockholders’ Equity	(46,711)	8,844	27,544		(10,323)

Total Liabilities and Stockholders’ Equity	$62,861	$8,844	$92,254		$163,959

eWellness Healthcare Corporation

(Formerly Digntye, Inc.)

(A Development Stage Enterprise)

Pro-Forma Condensed Consolidated Statement of Operations

For Period Ending December 31, 2013

(unaudited)

	eWellness
	Healthcare	eWellness	Pro-Forma		Pro-Forma
	Corporation	Corporation	Adjustments		Consolidated

Total Revenue	$-	$-	-		$-

Operating expenses:
Executive compensation	-	423,000	-		423,000
General and administrative	7,350	40,930	-		48,280
Professional fees	16,331	-	-		16,331
Research and development - related party	-	2,706	-		2,706
Total Operating Expenses	23,681	466,636	-		490,317

Net (loss) from operations	(23,681)	(466,636)	-		(490,317)

Other income and (expense)
Interest income	32	-	-		32
Interest expense	(2,629)	-	-		(2,629)
Interest expense - related party	(22)	-	-		(22)
Total other income (expense)	(2,619)	-	-		(2,619)

Net (loss) before income taxes	(26,300)	(466,636)	-		(492,936)

Income tax expense	(50)	-	-		(50)

Net (loss)	$(26,350)	$(466,636)	$-		$(492,986)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.01)	$(0.05)			$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	10,296,742	9,000,000	(4,418,242)	f	14,878,500

eWELLNESS HEALTHCARE CORPORATION

(Formerly Dignyte, Inc.)

(A Development Stage Enterprise)

Notes to Condensed Pro Forma Financial Statements

December 31, 2013

On April 30, 2014, eWellness Healthcare Corporation (formerly Dignyte, Inc.) (the “Company”), a Nevada corporation, and eWellness Corporation (eWellness), a Nevada corporation, entered into a Share Exchange Agreement (the “Agreement”) wherein the Company agreed to issue 9,200,000 shares to the shareholders of eWellness Corporation. In addition, our former chief executive officer agreed to tender 5,000,000 shares of common stock back to the Company and also to assign from his holdings an additional 2,500,000 shares to the shareholders of eWellness Corporation resulting in a total of 11,700,000 shares owned by those shareholders. Upon completion of the transaction, eWellness will become our wholly owned subsidiary and its shareholders will own approximately 77% of the then issued and outstanding common stock of our company after giving effect to the cancellation of 5,000,000 shares of our common stock held by Andreas A. McRobbie-Johnson, our chief executive officer.

The merger of a private operating company into a non-operating public shell corporation with nominal assets is considered a capital transaction, in substance, rather than a business combination, for accounting purposes. Accordingly, we treated this transaction as a capital transaction without recording goodwill or adjusting any of its other assets or liabilities. The Company is subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended.

Prior to the execution and delivery of the Agreement, the board of directors of eWellness approved the Agreement and the transactions contemplated thereby. Similarly the board of directors of the Company approved the Agreement. Upon completion of the Agreement, the current officers and director of the Company resigned and new officers and directors were appointed.

(1)	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements of the Company (the “pro forma financial statements”) have been prepared for illustrative purposes only and are not necessarily indicative of what the combined entities condensed consolidated financial position or results of operations actually would have been had the share purchase exchange between the Company and eWellness had been completed as of the date indicated below. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined entities. Future results may vary significantly from the results reflected because of various factors.

The pro forma financial statements give effect to the share exchange as if the share exchange was already consummated. The historical financial statements have been adjusted in the pro forma financial statements to give effects to events that are (1) directly attributable to the share exchange, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined entities. The unaudited pro forma condensed consolidated statement of operations does not reflect any non-recurring charges directly related to the share exchange that the combined entities may incur upon completion of the share exchange. The pro forma financial statements were derived from and should be read in conjunction with the historical financial statements of the Company and eWellness.

The unaudited pro forma condensed consolidated balance sheet for the year ended December 31, 2013 reflects the share exchange as if it occurred on January 1, 2013.

(2)	UNAUDITED PRO FORMA ADJUSTMENTS

The unaudited pro forma adjustments are as follows:

A.	The adjustment reflects the 90% of funds received by the Company that was restricted per the agreement dated September 18, 2012 to become unrestricted cash at the share purchase exchange.

B.	The adjustment reflects promissory notes issued for funds received. The notes will automatically convert in the Company’s subsequent private placement; however, the conversion rate and shares to be issued have not yet been determined Accordingly there is no adjustment to the pro formas necessary related to the automatic conversion feature.

C.	The adjustment reflects the Company’s estimated payment of professional fees and other costs of $37,746 directly attributable to the share purchase exchange.

D.	The adjustment eliminates the historical stockholders’ equity and reflects the issuance of shares pursuant to the share exchange agreement

E.	The adjustment reflects the transfer of the redeemable shares of the Company to regular shares of the Company.

F.	The following sets forth the computation of the unaudited pro forma base and diluted loss per share as of December 31, 2013:

Year Ended
12/31/2013

Pro forma basic and diluted loss per share:
Numerator
Net Loss	$(492,986)

Denominator
Weighted average common shares of eWellness Healthcare Corporation after the cancellation of 5,000,000 shares	5,678,500

Common shares Issued per the Share Exchange Agreement	9,200,000

Pro forma basic and diluted common shares outstanding	14,878,500

Pro forma basic and diluted net loss per share	$(0.03)